Exhibit (a)(1)(D)
Confirmation email – this email is sent when an employee makes or updates an election. This email will be sent from awardchoice@aon.com and we will send to their email address used at the time of registration.

Subject: Confirmation of Your Cresco Labs Option Exchange Election

This is confirmation of the changes made to your options through the Cresco Labs Option Exchange Program. If you did not make these changes and believe you are receiving this email in error, please contact equity@crescolabs.com for further instructions.

Please read a summary of the elections made to your account on [Date of Confirmation[.

Grants you have chosen to exchange:
•Transaction #[ ]: Grant Number [ ] with [ ] outstanding options and an expiration date of [ ] was exchanged at a ratio of [ ] to 1. Following completion of the tender offer, you will have [ ] of these new options.
•Transaction #[ ]: Grant Number [ ] with [ ] outstanding options and an expiration date of [ ] was exchanged at a ratio of [ ] to 1. Following completion of the tender offer, you will have [ ] of these new options.
Grants you have chosen to not exchange:
•Grant Number: [ ] at a ratio of [ ] to 1 was not elected to be exchanged.
•Grant Number: [ ] at a ratio of [ ] to 1 was not elected to be exchanged.
The above options that you have chosen to exchange will be granted upon completion of the exchange offer, subject to shareholder approval of the exchange offer. If you have any questions regarding these changes, please contact equity@crescolabs.com referencing the transaction numbers listed above.

Your election may be changed or withdrawn at any time before May 6, 2024, at 10:59 p.m. CT. You should direct questions about the Option Exchange program or requests for additional documentation to equity@crescolabs.com. You can also contact Siebert, our employee equity platform partner, to connect with their independent financial advisory services team at no cost to you. Siebert can be reached at 1-800-872-0444. Please note that Cresco Labs does not have any connection to Siebert’s advisory services.

This is an automatically generated email. Please do not respond to this email as this mailbox is not monitored.

This communication does not constitute an offer. The full terms of the Option Exchange Program are described in the Schedule TO-I and accompanying documents, which you may access on our website at https://investors.crescolabs.com/financials/sec-filings or through the SEC website at www.sec.gov.

DM_US 204667003-1.107602.0018